                 Exhibit 99.1

Alico, Inc. Announces Financial Results for the Fiscal Quarter Ended December 31, 2019

Fort Myers, FL, February 6, 2020 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces financial results for the fiscal quarter ended December 31, 2019, the highlights which are as follows:

•	Production of fruit on track to match prior season’s harvest.

•	Current pricing environment is challenging.

•	Additional proceeds of $4.5 million received under the Florida Citrus Recovery Block Grant Program.

•	Balance Sheet remains strong with a working capital ratio of 2.33 to 1.00.

Results of Operations

For the fiscal quarter ended December 31, 2019, the Company recorded net income attributable to Alico common stockholders of $0.8 million and earnings of $0.11 per diluted common share, compared to net loss attributable to Alico common stockholders of $2.5 million and a loss of $0.33 per diluted common share in the first fiscal quarter ended December 31, 2018. The increase in net income attributable to Alico common stockholders is primarily due to funds awarded through the federal disaster relief program, and reductions in certain general and administrative costs, partially offset by a decrease in the number of boxes harvested, and a decline in the price per pound solids applicable to the quarter ended December 31, 2019, compared to the quarter ended December 31, 2018. The current harvesting activities commenced later than in the prior year but are on schedule, and the Company is confident that its current year production remains on track to meet the pound solids delivered last fiscal year.

When both quarters are adjusted for certain non-recurring items, the Company had an adjusted loss of $0.28 per diluted common share for the fiscal quarter ended December 31, 2019, compared to an adjusted loss of $0.10 per diluted common share for the fiscal quarter ended December 31, 2018. Adjusted EBITDA for the quarters ended December 31, 2019 and December 31, 2018 was $2.2 million and $4.1 million, respectively.

These results reflect the seasonal nature of the Company’s business. The majority of our citrus crop is harvested in the second and third quarters of the fiscal year; consequently, most of the Company's profit and cash flows from operating activities are typically recognized in those quarters and our working capital requirements are typically greater in the first and fourth quarters of our fiscal year.

The Company reported the following financial results:

(in thousands, except for per share amounts and percentages)
	Three Months Ended December 31,
	2019	2018	Change

Net income (loss) attributable to Alico common stockholders	$791	$(2,467)	$3,258	132.1%
EBITDA (1)	$6,305	$2,279	$4,026	176.7%
Adjusted EBITDA (1)	$2,201	$4,060	$(1,859)	(45.8)%
Earnings per diluted common share	$0.11	$(0.33)	$0.44	133.3%
Net cash provided by operating activities	$(6,043)	$(12,001)	$5,958	49.6%

(1) See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures.

Alico Citrus Division Results

Citrus production for the three months ended December 31, 2019 and 2018 is summarized in the following table.

(in thousands, except per box and per pound solids data)

	Three Months Ended
	December 31,		Change
	2019	2018	Unit	%
Boxes Harvested:
Early and Mid-Season	880	994	(114)	(11.5)%
Total Processed	880	994	(114)	(11.5)%
Fresh Fruit	95	103	(8)	(7.8)%
Total	975	1,097	(122)	(11.1)%

Pound Solids Produced:
Early and Mid-Season	4,856	5,138	(282)	(5.5)%
Total	4,856	5,138	(282)	(5.5)%

Average Pound Solids per Box	5.52	5.17	0.35	6.8%

Price per Pound Solids:
Early and Mid-Season	$1.87	$2.27	$(0.40)	(17.6)%

For the three months ended December 31, 2019, Alico Citrus harvested 0.98 million boxes of fruit, a decrease of 11.1% from the first quarter of the prior fiscal year. The decrease was principally related to the harvest commencing later in the current fiscal year compared to the prior fiscal year. The Company also saw a reduction in the price per pound solid from $2.27 to $1.87, largely due to the Florida citrus crop being greater than expected in the 2018/2019 harvest season, leading to excess inventory levels in the current harvest season, along with the continued inflow of imported fruit. Aggressive management of all costs and expenses remains one of the Company’s highest priorities.

The Company experienced an overall increase in pound solids per box, which was 5.52 for the fiscal quarter ended December 31, 2019, compared to 5.17 for the fiscal quarter ended December 31, 2018.

Water Resources and Other Operations Division Results

Operating results for the Water Resources and Other Operations Division for the three months ended December 31, 2019 improved by $0.1 million compared to the three months ended December 31, 2018. This was primarily due to lower expenses related to the dispersed water project, as well as a reduction in land consulting expenses. This improvement was partially offset by a reduction in revenue from a cattle grazing lease, because fewer acres were leased. Alico is still working to obtain approvals necessary to secure required permits to begin construction of the dispersed water project.

Management Comment

John Kiernan, President and Chief Executive Officer, commented, “This season, we are producing excellent fruit on schedule and as expected. We are affected by the pricing pressure that is currently impacting the entire citrus industry. Our long-term contracts mitigate the full impact of these low market prices, but we, like other Florida citrus growers, expect a lower level of revenues for this current fiscal year. However, we believe through our Alico 2.0 Modernization program efforts and our continued focus on controlling and managing future costs, we are well-positioned to withstand these challenges in the near-term. Alico and the Florida citrus industry have faced similar supply and demand imbalances in the past. Our cost structure and operating discipline will enable Alico to rebound strongly when market prices recover.”

Mr. Kiernan continued, “Our plan of returning capital to our shareholders has not changed. During the first quarter we prepaid approximately $4.5 million of debt in addition to our scheduled mandatory principal debt payments, and we paid a 50% increased dividend of $0.09 per common share. We continue to evaluate opportunities to acquire additional citrus acreage at attractive prices, consider acquisitions that improve our rates of shareholder returns, and develop profitable fee-based businesses that complement and diversify our current revenue streams.”

Other Corporate Financial Information

General and administrative expenses for the three months ended December 31, 2019 totaled approximately $2.8 million, compared to approximately $3.5 million for the three months ended December 31, 2018. The decrease was attributable in large part to (i) a reduction in professional fees of approximately $0.5 million relating to corporate matters incurred in the three months ended December 31, 2018, (ii) a reduction in rent expense of approximately $0.2 million as a result of the Company not renewing its lease for office space in New York City, and (iii) a reduction in stock compensation expense of approximately $0.2 million as a result of a former senior executive forfeiting stock options during fiscal year 2019, as part of settled litigation. These decreases were partially offset by an increase in separation agreement expense and pension expense.

Other expense, net, for the three months ended December 31, 2019 and December 31, 2018, was approximately $1.6 million and approximately $2.9 million, respectively. The decrease in the net expense is primarily due to the fact that, during the three months ended December 31, 2018, the Company had recorded an expense of approximately $1.0 million relating to the change in fair value of the derivative asset and derivative liabilities. Additionally, the Company recorded less interest expense of approximately $0.4 million as a result of borrowing less funds under its line of credit in the three months ended December 31, 2019, as compared to the same period of the three months ended December 31, 2018 along with the reduction of its long-term debt from making its mandatory principal payments.

During the fiscal quarter ended December 31, 2019, the Company received approximately $4.5 million of additional proceeds under the Florida Citrus Recovery Block Grant (“Florida CRBG”) program relating to Hurricane Irma. To date, the Company has received $20.1 million of proceeds under the Florida CRBG program, which represented reimbursement under the Part 1 and Part 2. The timing and amount to be received under the Part 3 of the Florida CRBG program, if any, has not yet been finalized.

Dividend

On January 10, 2020, the Company paid a first quarter cash dividend of $0.09 per share on its outstanding common stock to stockholders of record as of December 27, 2019.

Balance Sheet and Liquidity

The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:

•	The Company’s working capital was $30.7 million at December 31, 2019, representing a 2.33 to 1.00 ratio.

•
The Company continues to improve upon its debt to equity ratio. At December 31, 2019, September 30, 2019 and September 30, 2018, the ratios were 0.78 to 1.00, 0.82 to 1.00 and 1.00 to 1.00, respectively.

At December 31, 2019, the Company had term debt, net of cash and cash equivalents and restricted cash, of $150.1 million.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Alico Water Resources and Other Operations, a leading water storage and environmental services division. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; changes in the political environment and agendas; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and its by-products; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; seasonality; our ability to continue to achieve the planned cost savings under the Alico 2.0 Modernization Program; customer concentration; labor disruptions; and inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:

Investor Relations
(646) 277-1254
InvestorRelations@alicoinc.com

Richard Rallo
Senior Vice President and Chief Financial Officer
(239) 226-2000
rrallo@alicoinc.com

ALICO, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share amounts)

	December 31,	September 30,
	2019	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,546	$18,630
Accounts receivable, net	1,852	713
Inventories	43,288	40,143
Assets held for sale	1,442	1,442
Prepaid expenses and other current assets	1,526	1,049
Total current assets	53,654	61,977

Restricted cash	719	5,208
Property and equipment, net	345,572	345,648
Goodwill	2,246	2,246
Other non-current assets	2,878	2,309
Total assets	$405,069	$417,388

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,493	$4,163
Accrued liabilities	4,449	7,769
Long-term debt, current portion	5,130	5,338
Deferred retirement obligations	5,226	5,226
Income taxes payable	5,897	5,536
Other current liabilities	797	919
Total current liabilities	22,992	28,951

Long-term debt:
Principal amount, net of current portion	151,187	158,111
Less: deferred financing costs, net	(1,286)	(1,369)
Long-term debt less current portion and deferred financing costs, net	149,901	156,742
Deferred income tax liabilities, net	32,125	32,125
Other liabilities	363	172
Total liabilities	205,381	217,990

Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,475,200 and 7,476,513 shares outstanding at December 31, 2019 and September 30, 2019, respectively	8,416	8,416
Additional paid in capital	19,857	19,781
Treasury stock, at cost, 940,945 and 939,632 shares held at December 31, 2019 and September 30, 2019, respectively	(31,956)	(31,943)

Retained earnings	198,169	198,049
Total Alico stockholders' equity	194,486	194,303
Noncontrolling interest	5,202	5,095
Total stockholders' equity	199,688	199,398
Total liabilities and stockholders' equity	$405,069	$417,388

ALICO, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands, except per share amounts)

	Three Months Ended December 31,
	2019	2018
Operating revenues:
Alico Citrus	$10,175	$13,897
Water Resources and Other Operations	830	882
Total operating revenues	11,005	14,779

Operating expenses:
Alico Citrus	4,840	10,874
Water Resources and Other Operations	551	723
Total operating expenses	5,391	11,597
Gross profit	5,614	3,182
General and administrative expenses	2,760	3,450

Income (loss) from operations	2,854	(268)

Other (expense) income:
Interest expense	(1,544)	(1,917)
Gain on sale of real estate, property and equipment and assets held for sale	25	22
Change in fair value of derivatives	—	(956)
Other expense	(76)	(13)
Total other expenses, net	(1,595)	(2,864)

Income (loss) before income taxes	1,259	(3,132)
Income tax provision (benefit)	361	(629)

Net income (loss)	898	(2,503)
Net (income) loss attributable to noncontrolling interests	(107)	36
Net income (loss) attributable to Alico, Inc. common stockholders	$791	$(2,467)

Per share information attributable to Alico, Inc. common stockholders:
Earnings (loss) per common share:
Basic	$0.11	$(0.33)
Diluted	$0.11	$(0.33)
Weighted-average number of common shares outstanding:
Basic	7,477	7,479
Diluted	7,491	7,479

Cash dividends declared per common share	$0.09	$0.06

ALICO, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (in thousands)

	Three Months Ended December 31,
	2019	2018

Net cash used in operating activities:
Net income (loss)	$898	$(2,503)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, depletion and amortization	3,609	3,458
Deferred income tax expense (benefit)	—	(629)
Gain on sale of real estate, property and equipment and assets held for sale	(25)	(22)
Change in fair value of derivatives	—	956
Impairment of long-lived assets	88	—
Impairment of right-of-use asset	87	—
Stock-based compensation expense	301	553
Other	—	(7)
Changes in operating assets and liabilities:
Accounts receivable	(1,139)	(4,298)
Inventories	(3,145)	(1,425)
Prepaid expenses	(477)	(343)
Income tax receivable	—	(469)
Other assets	(457)	—
Accounts payable and accrued liabilities	(6,213)	(5,636)
Income tax payable	361	(1,691)
Other liabilities	69	55
Net cash used in operating activities	(6,043)	(12,001)

Cash flows from investing activities:
Purchases of property and equipment	(3,541)	(3,458)
Net proceeds from sale of property and equipment and assets held for sale	42	202
Change in deposits on purchase of citrus trees	(194)	(632)
Advances on notes receivables, net	4	4
Net cash used in investing activities	(3,689)	(3,884)

Cash flows from financing activities:
Repayments on revolving lines of credit	—	(6,948)
Borrowings on revolving lines of credit	—	26,577
Principal payments on term loans	(7,132)	(2,707)
Treasury stock purchases	(238)	(25,576)
Dividends paid	(448)	(447)
Deferred financing costs	(23)	—
Net cash used in financing activities	(7,841)	(9,101)

Net decrease in cash and cash equivalents and restricted cash	(17,573)	(24,986)
Cash and cash equivalents and restricted cash at beginning of the period	23,838	32,260

Cash and cash equivalents and restricted cash at end of the period	$6,265	$7,274

Non-GAAP Financial Measures

Adjusted EBITDA
(in thousands)
	Three Months Ended December 31,
	2019	2018

Net income (loss) attributable to common stockholders	$791	$(2,467)
Interest expense	1,544	1,917
Income tax provision (benefit)	361	(629)
Depreciation, depletion and amortization	3,609	3,458
EBITDA	6,305	2,279
Adjustments for non-recurring items:
Impairment of right-of-use asset	87	—
Impairment of long-lived assets	88	—
Employee stock compensation expense (1)	108	315
Separation agreement expense (2)	104	—
Tender offer expenses	—	32
Professional fees relating to corporate matters	—	500
Change in fair value of derivatives	—	956
Federal relief proceeds - Hurricane Irma	(4,466)	—
Gains on sale of real estate and property and equipment and assets held for sale	(25)	(22)

Adjusted EBITDA	$2,201	$4,060

(1) Includes stock compensation expense for current and former executives and managers.
(2) Includes separation expenses for a former senior manager.

Adjusted Earnings (Loss) Per Diluted Common Share
(in thousands)
	Three Months Ended December 31,
	2019	2018

Net income (loss) attributable to common stockholders	$791	$(2,467)
Adjustments for non-recurring items:
Impairment of right-of-use asset	87	—
Impairment of long-lived assets	88	—
Employee stock compensation expense (1)	108	315
Separation agreement expense (2)	104	—
Tender offer expenses	—	32
Professional fees relating to corporate matters	—	500
Change in fair value of derivatives	—	956
Federal relief proceeds - Hurricane Irma	(4,466)	—
Gains on sale of real estate and property and equipment and assets held for sale	(25)	(22)
Tax impact	1,202	(78)

Adjusted net loss attributable to common stockholders	$(2,111)	$(764)

Diluted common shares	7,491	7,479

Adjusted loss per diluted common share	$(0.28)	$(0.10)

(1) Includes stock compensation expense for current and former executives and managers.
(2) Includes separation expenses for a former senior manager.

Alico utilizes the non-GAAP measures EBITDA, Adjusted EBITDA and Adjusted Earnings (Loss) per Diluted Common Share among other measures, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Adjusted Earnings (Loss) per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Adjusted Earnings (Loss) per Diluted Common Share is defined as net income (loss) adjusted for non-recurring transactions divided by diluted common shares.